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                                                                     EXHIBIT 23A

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We have issued our report dated February 9, 1996 (except for Note 17, as to which the date is February 27, 1996 and Note 18, as to which the date is June 13, 1996), accompanying the consolidated financial statements of Beverly Bancorporation, Inc. and Subsidiaries contained in the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Note 18 to the consolidated financial statements. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                          GRANT THORNTON LLP

Chicago, Illinois
August 5, 1996